Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No.1 to the Registration Statement of Seacoast Banking Corporation of Florida on Form S-4 of our report dated February 26, 2019, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Seacoast Banking Corporation of Florida for the year ended December 31, 2018, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ Crowe LLP

Crowe LLP

Fort Lauderdale, Florida

February 4, 2020